UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	March 14, 2006

INTERPOOL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11862 (Commission File Number)	13-3467669 (IRS Employer ID Number)

211 College Road East, Princeton, New Jersey	08540

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(609) 452-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

          On March 14, 2006, Interpool, Inc. (the “Company”) and its wholly owned container leasing subsidiary Interpool Containers Limited (“ICL”) entered into a Sale Agreement (the “Sale Agreement”) with a newly formed subsidiary of an investor group based in Switzerland (the “Purchaser”), pursuant to which ICL agreed to sell to the Purchaser a total of approximately 273,000 standard dry marine cargo containers owned by ICL, together with an assignment of all rights of ICL under existing leases for these containers with customers of the Company. The aggregate cash purchase price to be paid by the Purchaser is approximately $515 million. The containers to be sold represent a substantial majority of the standard dry marine cargo containers owned by ICL that are in the Company’s operating lease fleet, including most of the containers being managed for the Company by the Company’s 50% subsidiary Container Applications International, Inc. (“CAI”). The sale does not include containers subject to existing financing leases with customers.

          The Sale Agreement provides for the sale to be consummated on Friday, March 31, 2006, subject to extension under certain circumstances. Under the terms of the Sale Agreement, the Purchaser’s obligations are subject to the consummation of the Purchaser’s financing arrangements. The Company has been furnished with a copy of a commitment letter the Purchaser has received for a secured loan from a major financial institution, which is subject to documentation and other customary closing conditions.

          Pursuant to the Sale Agreement, the Company and the Purchaser have deposited the amount of $10 million into an escrow account pending consummation of the sale. In the event that either party should fail to comply with its obligations to consummate the sale of the containers on the applicable closing date, the Sale Agreement provides for the amount deposited in escrow by the defaulting party to be paid to the non-defaulting party as liquidated damages.

          In connection with the Sale Agreement, the Company and CAI have also entered into management agreements with the Purchaser (the “Management Agreements”) under which CAI has agreed to perform management services on behalf of the Purchaser with respect to the containers being sold, including billing, collecting, lease renewal, operations and disposition activities, in consideration of a management fee equal to 4% of the net operating income attributable to containers under long-term operating leases, and 9% of the net operating income attributable to containers under short-term operating leases. The Management Agreement designates ICL to serve as sub-manager of the containers currently under long-term lease for such period of time as the Company may elect, up to the respective dates when the containers are returned by their current lessees. During that period, ICL will be entitled to receive the management fees described above. The duration of the Management Agreement will be ten years from the closing date, subject to extension for up to two additional years at the Purchaser’s option. The Company’s existing agreements with CAI will be modified to reflect these new arrangements.

          The Sale Agreement and Management Agreement will not restrict the Company from engaging in any business in the future or from acquiring containers for lease to customers.

          The Sale Agreement does not contain any provision that would require the Company to repurchase the containers from the Purchaser based upon the occurrence of future events.

          The Company expects to use the proceeds of the sale of these containers to reduce indebtedness, for equipment acquisitions and for other general corporate purposes.

          Upon consummation of the transaction, the Company expects to report a gain on the sale of these containers to the Purchaser. The after-tax amount of this gain is expected to be between $58 and $62 million, subject to closing adjustments and final accounting review. Following consummation of the sale, the Company will no longer record leasing revenue relating to the containers being sold to the Purchaser, but the Company or CAI will instead record management revenue relating to these containers under the Management Agreement.

          A copy of the Company’s March 15, 2006 press release regarding the Sale Agreement is attached as Exhibit 99.1 to this Report. A transcript of the Company’s March 15, 2006 investor conference call regarding the Sale Agreement is attached as Exhibit 99.2 to this Report.

Item 8.01      Other Events.

          In its March 15, 2006 press release, the Company also announced that, in light of the Sale Agreement and to allow additional time for the Company to complete its financial statements and for Company management to complete its evaluation of internal controls as of December 31, 2005, the Company planned to file a notice of late filing (Form 12b-25) with the Securities and Exchange Commission to obtain a 15 calendar day extension of the deadline to complete and file the Company’s 2005 Annual Report on Form 10-K. The Company expects to have the Form 10-K report completed and filed prior to the extended deadline of March 31, 2006. A copy of the Company’s March 15, 2006 press release is attached as Exhibit 99.1 to this Report.

Item 9.01       Financial Statements and Exhibits

           (a) Financial statements of business acquired: Not applicable

           (b) Pro forma financial statements: Not applicable

           (c) Exhibits:      99.1 Press Release dated March 15, 2006

                                     99.2 Transcript of March 15, 2006 Investor Conference Call

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPOOL, INC. By: /s/ James F. Walsh Name: James F. Walsh Title: Executive Vice President and Chief Financial Officer

Dated: March 20, 2006